Exhibit 4.7

Consultant Service Agreement

between

Mark Ziirsen (ABN 27 409 001 686)

and

Naked Brand Group Limited (ACN 619 054 938)

Contents

1.	Definitions and Interpretation	1
2.	Term	2
3.	Services	3
4.	Fees and Expenses	3
5.	Relationship of the Parties	4
6.	Intellectual Property	4
7.	Subcontracting	4
8.	Termination	5
9.	Dispute Resolution	6
10.	Confidentiality	6
11.	Notices	7
12.	General Provisions	8
Signatures		10
Schedule | Particulars		11

Consultant Service Agreement

Consultant Service Agreement

Signed	19 April 2021

Parties

Mark Ziirsen (ABN 27 409 001 686) (the Consultant)

Naked Brand Group Limited (ACN 619 054 938) (the Company)

Recitals

The Company wishes to engage the Consultant to provide the Services.

The Consultant has agreed to provide the Services to the Company on the terms set out in this agreement.

Agreed Terms

1.	Definitions and Interpretation

1.1	Definitions

The following definitions apply in this agreement:

Business Day means any day (other than a Saturday, Sunday or public holiday) on which registered banks are open for general banking business in Sydney, Australia.

Commencement Date means 19 April 2021.

Confidential Information means:

(a)	the terms of this agreement, but not (for the avoidance of doubt) the existence of this agreement; and

(b)	any non-public financial, business or commercial information relating to the other Party (in any form) which a Party may receive or obtain as a result of or in connection with this agreement.

Dispute means any dispute arising under or relating to this agreement.

Fees means the fees payable to the Consultant by the Company specified at paragraph 2 of the Schedule.

Intellectual Property means all intellectual property, proprietary and industrial rights arising in connection with the Company’s business (whether existing in statute, at common law or in equity), including:

(a)	all copyright (including in source code and object code), rights in databases, know-how, trade secrets, methods (including business methods), technical and non-technical information, processes, characteristics, trade marks, trade names, business names, domain names, inventions, patents, design rights, discoveries and formulae;

(b)	all improvements, enhancements, modifications or adaptations to any of the foregoing rights;

(c)	all allied, similar and associated rights, whether registered or unregistered, registrable or unregistrable; and

(d)	all applications to register, and all renewals of, any of the foregoing rights.

Key Person means Mark Ziirsen.

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Nasdaq means the stock exchange known as the “Nasdaq Capital Market” that is operated by The Nasdaq Stock Market LLC.

Parties means the parties to this agreement and Party means either one of them.

Related Body Corporate has the meaning given to that term in section 50 of the Corporations Act 2001 (Cth).

Related Parties means, in relation to a Party:

(a)	any director, officer or employee of, or professional adviser to, that Party; and

(b)	any Related Body Corporate of that Party (wherever incorporated or formed).

Resolution Institute means the Sydney branch of the Resolution Institute.

Services means the services described at paragraph 1 of the Schedule.

Term has the meaning given to it in clause 2.1.

1.2	Interpretation

The following rules of interpretation apply in this agreement:

(a)	references to persons include natural persons, companies, and any other body corporates (wherever incorporated) and unincorporated bodies (wherever formed).

(b)	references to the Parties include their respective executors, administrators, successors and permitted assignees.

(c)	headings and subheadings have been inserted for convenience only and will not affect the interpretation of this agreement.

(d)	references to this agreement means this agreement, including its Recitals and Schedule, as amended and/or replaced from time to time.

(e)	references to clauses and the Schedule will be construed as references to clauses in and the schedule to this agreement.

(f)	references to AU$ are references to Australian dollars.

(g)	references to the words including, include or similar words do not imply any limitation and are deemed to have the words without limitation following them.

(h)	a gender includes each other gender and the singular includes the plural and vice versa.

(i)	all periods of time include the day on which the period commences and also the day on which the period ends.

(j)	references to written or in writing shall include all modes of presenting or reproducing words, figures and symbols in a visible form (including via email).

(k)	no rule of construction (including the contra proferentem rule) applies to the disadvantage of a Party because that Party (or its relevant advisor) was responsible for the drafting of this agreement or any part of it.

2.	Term

2.1	Commencement and duration

This agreement will come into effect on the Commencement Date and, unless otherwise terminated in accordance with the terms of this agreement, will continue in force for two years from the Commencement Date and any extensions in accordance with clause 2.2 (Term).

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2.2	Automatic Extension

On the date being six months prior to the expiration of the then current Term (Automatic Extension Date), the Term will be automatically extended by a further two years unless prior to the Automatic Extension Date a party has provided written notice to the other party that the Term will not be extended.

3.	Services

3.1	Provision of Services

The Consultant will carry out the Services in accordance with this agreement and any services reasonably incidental to the Services, as and when required in writing by the Company and in accordance with this agreement.

3.2	The Consultant’s obligations

In its performance of the Services, the Consultant will:

(a)	exercise due care and skill in accordance with best industry practice;

(b)	carry out its obligations in a prompt, efficient and diligent manner;

(c)	comply with the Company’s reasonable and lawful directions;

(d)	procure that the Key Person is responsible and available for performing the Consultant’s obligations; and

(e)	provide to the Company, and/or make itself available to discuss, all information in relation to the Services as soon as reasonably practicable following any written request by the Company.

3.3	The Company’s obligations

The Company agrees that it will provide all reasonable support and direction to the Consultant in order to assist the Consultant to provide the Services.

4.	Fees and Expenses

4.1	Fees

In consideration for its provision of the Services, the Company will pay to the Consultant the Fees.

4.2	Invoices

The Consultant will provide invoices to the Company for the Fees in the manner specified at paragraph 3 of the Schedule.

4.3	Expenses

The Company will reimburse the Consultant for all expenses reasonably incurred by the Consultant in performing the Services, provided that:

(a)	for any expense which exceeds the threshold set by the Company from time to time, the Company has approved in writing the scope or details of any such expenses before it is incurred; and

(b)	the Consultant produces all relevant receipts and other documentation to the Company in respect of such expenses.

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4.4	Manner of payment

The Fees and all expenses properly incurred by the Consultant under clause 4.3 will be paid at the time and in the manner specified at paragraph 4 of the Schedule.

4.5	Tax

The Consultant is solely responsible for all taxes and other levies relating to the Services (including the remittance of income tax and GST), and the Company shall make no deductions on account of tax or any other imposition except where it may be required by law to do so.

5.	Relationship of the Parties

5.1	Status of the Consultant

The Parties acknowledge and agree that the Consultant is and shall at all times remain an independent contractor of the Company, and not (and nor is the Key Person) an employee of the Company.

6.	Intellectual Property

6.1	Ownership

The Consultant agrees that all Intellectual Property that is created by or on behalf of the Consultant in connection with its provision of the Services shall vest in, and be owned by, the Company immediately upon such Intellectual Property coming into existence (including all Intellectual Property created by the Key Person).

6.2	Enforcement of title

The Consultant agrees to take all actions as may be reasonably required by the Company to perfect or enforce the Company’s title to the Intellectual Property, which shall include executing and delivering any document required in order to perfect or enforce such title (including, for the avoidance of doubt, a deed of assignment of intellectual property).

6.3	Enduring effect

The Parties agree that the provisions of this clause 6 shall survive the termination of this agreement.

7.	Subcontracting

7.1	Restriction on subcontracting

The Consultant shall not be permitted to subcontract any person to provide all or any part of the Services unless the subcontractor and the relevant subcontract have first been approved in writing by the Company.

7.2	Effect of subcontracting

The entry by the Consultant into a subcontract will not relieve the Consultant from liability for the performance of any of its obligations under this agreement. The Consultant will be fully liable to the Company for the acts and omissions of each of its subcontractors as if they were acts or omissions of the Consultant.

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8.	Termination

8.1	Termination at the end of the Term

This agreement will automatically terminate at the end of the Term (without the requirement for notice) unless it is terminated earlier under this clause 8.

8.2	Termination for cause

If a Party commits a material breach of this agreement that:

(a)	is not remediable; or

(b)	is remediable, and the defaulting Party does not remedy that breach within 10 Business Days of being required to do so in writing by the non-defaulting Party,

then the non-defaulting Party may terminate this agreement with immediate effect by giving written notice to the defaulting Party.

8.3	Termination without cause

(a)	Either Party may terminate this agreement at any time during the Term, without cause, by giving at least:

(i)	three months’ written notice, during the first six months of the Term; and

(ii)	six months’ written notice, thereafter,

to the other Party.

(b)	Should the Company decide to so terminate this agreement, it may in lieu of all or part of such notice elect to make a payment to the Consultant equal to the Fees in respect of the remainder of such notice period.

8.4	Termination for insolvency

Either Party may terminate this agreement with immediate effect by giving written notice to the other Party if that other Party:

(a)	becomes insolvent or otherwise cannot pay its debts as and when they fall due;

(b)	has a receiver, administrator or liquidator appointed in relation to all or a material part of its assets;

(c)	commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or enters into any composition or arrangement with its creditors generally; or

(d)	has an order made or a resolution passed for its liquidation, dissolution or winding-up.

8.5	Effect of termination

Upon termination of this agreement (for whatever reason), the following provisions shall apply:

(a)	The Consultant will promptly deliver to the Company all property, materials or equipment belonging to or concerning the Company or any property owned by the Company which is in the Consultant’s possession or control. This shall include any and all documents (in any form) that relate to the Company or any property owned by it or that contains Confidential Information and/or Intellectual Property.

(b)	The Company shall, within 5 Business Days of the date of termination, pay to the Consultant all sums due and owing to the Consultant under this agreement.

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8.6	Accrued rights and obligations on termination

Termination of this agreement will not affect any accrued rights or obligations of any of the Parties.

8.7	Enduring effect

The Parties agree that the provisions of this clause 8 shall survive the termination of this agreement.

9.	Dispute Resolution

9.1	Negotiation

The Parties must use reasonable endeavours to resolve any and all Disputes by negotiation. If a Dispute is settled following negotiations under this clause 9.1, such settlement shall be recorded in writing and be signed by the Parties, whereupon it shall be final and binding on the Parties.

9.2	Mediation

If the Parties cannot resolve their Dispute by negotiations under clause 9.1 within 20 Business Days, a Party may, by notice to the other, require that the Dispute be dealt with by mediation under the following terms:

(a)	The mediation shall be conducted in accordance with the Resolution Institute’s standard mediation agreement then in force (or any protocol or mediation agreement which replaces it).

(b)	The mediation shall be conducted by a mediator and at a fee agreed in writing by the Parties. Failing agreement between the Parties within 10 Business Days of the giving of the notice requiring mediation, the mediator will be selected and his or her fee determined by the chairperson for the time being of the Resolution Institute (or his or her nominee).

(c)	The mediation shall take place in Sydney, Australia at such address as determined by the mediator.

(d)	If the Dispute is settled at or following mediation under this clause 9.2, such settlement shall be recorded in writing and be signed by the Parties, whereupon it shall be final and binding on the Parties.

(e)	The costs of the mediation, excluding the Parties’ own legal and preparation costs, will be shared equally by the Parties.

9.3	Court or arbitration proceedings

No Party may initiate or commence court or arbitration proceedings relating to a Dispute unless it has complied with the procedure set out in this clause 9, provided that application may still be made to the courts:

(a)	for interlocutory relief;

(b)	to recover a debt payable; or

(c)	to enforce a settlement agreed to by the Parties under clause 9.1 or 9.2.

10.	Confidentiality

10.1	Confidentiality obligations

Except as permitted in this clause 10, no Party will disclose or communicate to any third party any Confidential Information.

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10.2	Disclosure to Related Parties

Each Party may disclose Confidential Information to its Related Parties, but only if the Related Party to whom disclosure is made has agreed in writing to adhere to that Party’s confidentiality obligations under this clause 10. The Parties agree that they will be wholly responsible for all acts and omissions of their Related Parties concerning any Confidential Information disclosed to them.

10.3	Limits on obligations

A Party will not have to observe any duty of confidentiality concerning Confidential Information that:

(a)	the other Party gives its prior written consent to the disclosure of;

(b)	is required to be disclosed by law or any legislative or regulatory authority;

(c)	is required to be disclosed or announced in accordance with the listing rules or continuous disclosure rules of any recognised securities exchange including under the NASDAQ Stock Market Rules;

(d)	is necessary to be disclosed to enable a Party to perform its obligations under this agreement; or

(e)	at the time of disclosure is in, or subsequently enters, the public domain otherwise than by breach of any duty of confidentiality under this agreement.

10.4	Survival of termination

The restrictions in this clause 10 will continue to apply after the termination of this agreement.

11.	Notices

11.1	Written notice

All notices and other communications to be given under this agreement must be in writing and be addressed to the Party to whom it is to be sent at the physical address or email address from time to time designated by that Party in writing to the other Party for such purpose.

11.2	Designated addresses

Until any other designation is given, the physical address and email address of each Party is as follows:

The Consultant Address: 41/123-125 Macquarie Street, Sydney NSW 2000 Attention: Mark Ziirsen Email: mziirsen@optusnet.com.au	The Company Address: Unit 7, 35-39 William Street, Double Bay NSW 2028 Attention: Justin Davis-Rice Email: justin@jadrcorp.com

11.3	Deemed delivery

Any notice or communication given under this agreement shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand;

(b)	3 Business Days after the date of mailing, if sent by ordinary post or courier within Australia;

(c)	10 Business Days after the date of mailing, if posted, couriered or delivered from overseas; and

(d)	if sent by email, on the date and time at which it enters the recipient’s information system, as evidenced (if required by the recipient, where delivery is disputed) in a confirmation of delivery report from the sender’s information system which indicates that the email was sent to the email address of the recipient.

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11.4	Delivery after hours and on non-Business Days

Any notice or communication received or deemed received after 5.00pm or on a day which is not a Business Day in the place to which it is delivered, posted or sent will be deemed not to have been received until the next Business Day in that place.

12.	General Provisions

12.1	Entire agreement

This agreement constitutes the entire agreement and understanding of the Parties relating to the matters dealt with in this agreement and supersedes and extinguishes any previous agreement (whether oral or written) between the Parties in relation to such matters. Nothing in this clause 12.1 operates to limit or exclude any liability for fraud.

12.2	Capacity

Each Party warrants to the other Party that:

(a)	it has full power and authority to enter into this agreement;

(b)	all consents, authorisations and approvals that are necessary or required for that Party in connection with the signing of this agreement, and the assumption of rights and obligations under it, have been obtained or effected; and

(c)	the signing, delivery and performance of this agreement does not constitute a breach of any law or obligation by which that Party it is bound and which would prevent it from entering into or performing its obligations under this agreement.

12.3	Payments

All sums payable under this agreement must be paid:

(a)	in Australian dollars, unless this agreement expressly states otherwise;

(b)	in cleared funds;

(c)	into the bank account specified in writing by the recipient of the payment; and

(d)	free and clear of any restriction, condition, set-off, deduction or withholding (except as required by law).

12.4	Assignment

Neither Party will assign or transfer, or purport to assign or transfer, any of their rights or obligations under this agreement without the prior written consent of the other Party (such consent shall not be unreasonably or arbitrarily withheld or delayed).

12.5	No waiver

No Party will be deemed to have waived any right under this agreement unless the waiver is in writing and signed by that Party.

12.6	Amendments

This agreement may not be amended or varied in any way unless such amendment or variation is made in writing and signed by each Party.

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12.7	Severability

If any provision of this agreement is found by a court or other competent authority to be void or unenforceable, such provision will be deemed to be deleted from this agreement and the remaining provisions of this agreement will continue in full force and effect.

12.8	Rights and remedies

Unless otherwise expressly provided in this agreement, the rights and remedies set out in this agreement are in addition to, and not in limitation of, any other rights and remedies under or relating to this agreement (whether at law or in equity), and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy.

12.9	No right of set-off

No Party has any right of set-off, withholding or deduction from or against a payment due to the other Party.

12.10	Counterparts

This agreement may be signed and delivered in any number of counterparts, including by way of electronic transmission where a Party signs a counterpart and sends it as a PDF to the other Party by email. All such counterparts, when taken together, shall constitute one and the same instrument and, notwithstanding the date of signing, will be deemed to bear the date of this agreement.

12.11	Electronic signing

A Party may sign this agreement by way of the application of that Party’s electronic signature.

12.12	Governing law and jurisdiction

This agreement, and any claims arising out of or in connection with it or its subject matter or formation (including non-contractual claims), will be governed by and construed in accordance with the laws of New South Wales, Australia and the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of Australia for any matter arising under or relating to this agreement or its subject matter or formation or the relationships established by it (including non-contractual claims).

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Signatures

Signed by Mark Ziirsen:

Signature

Signed for and on behalf of Naked Brand Group Limited:
Signature
JUSTIN DAVIS-RICE	DIRECTOR
Name	Position

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Schedule | Particulars

1.	Services

Chief Financial Officer (CFO)

The Consultant agrees to procure that the Key Person acts as CFO of the Company and provides the following services.

DESIRED OUTCOMES:

●	Quickly builds credibility and a reputation as a genuine partner to the CEO in delivering both top and bottom line improvements, through organic growth strategy and, where relevant, M&A and / or strategic alliances.
●	Continue to promote and drive a results oriented ethos across the business and the finance function, ensuring that targets are met, if not surpassed.
●	Demonstrate a strong operations focus that explores, challenges and capitalises on opportunities for improvement, innovation, investment and growth.
●	Provide support and advice to the board, including ensuring best practice corporate governance and enterprise risk management.

CFO SERVICES:

Strategy – Work with the CEO, Board and management to establish attainable short and long term goals and activities that allow the company to meet and exceed its annual and multi-year financial objectives.

CEO Partner – Act as the “right-hand” partner to the CEO, continuing to guide pursuit of enterprise valuation objectives and help hold management accountable for performance; serve as the CEO’s key executive in strategic financial and funding matters, including interactions with investors, outside financial parties and advisors and key executives from other external companies.

Functional Leadership – Build a rejuvenated finance organization and team, one consistent with the need for deeper and more proactive analytic efforts in pursuit of business excellence; lead, mentor, measure and appraise the team to ensure stellar capabilities are in operation at all levels. This will enable the CFO and the finance organization overall to more fully and effectively partner with management and functional operations to ensure they have the necessary financial tools and intelligence to develop, manage and measure their respective business and functional plans.

Reporting and Analytics – Ensure finance has the processes and systems, and sense of urgency to provide accurate and timely report in all areas to satisfy both compliance requirements and management and Board needs. In particular, this means a need to focus on management accounting and reporting, and to predict/articulate/analyse the notable business trends and supply chain economics. This will mean the business has the granular financial information to understand the effectiveness of spend in various areas, as well as help to better predict and direct where the value impact will be from operational improvement initiatives, and to pre-empt negative financial impacts and prioritize corrective actions.

Key project delivery – Help the CEO deliver on the major investment and development projects, including by monitoring cash flow for these critical initiatives and helping to ensure resources are directed to the right projects so cost benefits are achieved. Assist management and board to uncover additional performance improvement opportunities to realise specific objectives related to overall strategic priorities

Board Support – Ensure the Board has the information and analysis it requires to deliver on its duties and responsibilities; develop monthly and annual financial summaries and presentations for the Board and Audit Committee and execute additional analysis and reports as required.

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Financing – Ensure compliance and effective risk management of the company’s capital structure; maintain close working relationships with investors, bankers/lenders and other domestic and international financial partners and, when necessary, secure the necessary financing to support the business; more general support corporate development, including potential acquisition analysis as well as the structuring and negotiation of agreements. Preparation of prospectus and registration statements as and where required.

Treasury and Tax – Oversee the development and execution of foreign exchange, hedging and international currency management policies to effectively manage the company’s significant foreign exchange exposure; drive tax minimization; direct the cash management function, ensuring the organization has adequate cash levels to operate effectively.

Enterprise Risk – Identify areas of risk exposure and work with management to develop and implement enterprise risk management strategies; ensure appropriate insurance coverage to protect the assets of the company and protect against the financial ramifications of business interruptions.

Audit and compliance - Manage Groups regulatory responsibilities, maintain effective and productive relations with external auditors and provide required support to the Audit & Risk Committee.

Investor Relations

IT support and systems – Ensure and maintain appropriate IT support and systems that are fit for purpose and meets the Group’s evolving requirements.

COMPANY SECRETARIAL SERVICES:

Perform the duties and responsibilities of a Company Secretary as required by the Corporations Act (CA), the Company’s Constitution, US Securities and Exchange Commission (SEC) and any other relevant legislation or regulation by:

●	Ensuring that the Company complies with its statutory obligations under any relevant laws and regulations

●	Statutory records:

○	maintain registers, including share and warrant registers

○	ensure requisite retention of documents and records

●	Ensuring completion and lodgement of statutory forms/returns and reporting under the CA, SEC and other relevant legislation/regulation, including:

○	annual accounts

○	annual returns

○	change in Directors, secretaries

○	SEC and NASDAQ filings

●	Ensuring compliance with the ‘continuous disclosure’ requirements of the CA, SEC and NASDAQ

●	Board meetings:

○	arrange/co-ordinate, including developing annual calendar

○	set agenda

○	compile and circulate papers to Directors prior to meetings

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○	take minutes

○	initiate and direct action to give practical effect to decisions

●	Recording (and advise ASIC where necessary) declarations/conflicts of interest of Directors, including in relation to securities held in the Company

●	Assisting with/attend to signing of contracts and other documentation in connection with administrative matters

●	Ensuring adherence with the Company’s Constitution

●	Assist the Chairman and Directors in the conduct of meetings and their directorial and governance obligations and responsibilities

●	Carry out other duties related to the corporate administration of the Company including establishing a timetable of corporate actions required during the year pursuant to CA and SEC prepare a company secretarial report to the Board of Directors’ meetings covering such areas as:

○	share/shareholder statistics

○	disclosure reports/ASIC and/or SEC or NASDAQ filings

○	Directors’ interests

○	usage of Common Seal

○	changes in applicable laws/regulations

●	Corporate governance:

○	prepare and update charters for committees

○	write briefing papers

○	arrange meetings

○	take minutes

●	Annual accounts:

○	assist with compilation

○	provide information for Directors’ Reports & Notes

●	Ensure timely lodgement with ASIC, SEC and others

●	Annual report:

○	prepare sections covering ASIC requirements

○	generally assist with compilation

○	ensure timely lodgement with ASIC and arrange distribution to shareholders

●	General meetings:

○	arrange AGM (and any other extraordinary general meetings)

○	give due notice

○	prepare agenda

○	compile briefing notes for Chairman to conduct meeting

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○	manage proxy votes, corporate representatives

○	take minutes

●	Advise Board and support Directors through election process

●	Provide guidance to Directors, CEO and management on various matters including:

○	trade practices/consumer laws

○	environmental matters

○	workplace, health and safety

○	employment laws

○	superannuation

●	Maintaining member and share/options registries and arranging issuance, allotment, notification under CA of shares & issues pursuant to option plans where required

●	Managing dividend payments as required.

2.	Fees

AU$350,000 per annum (plus GST if applicable).

To encourage and reward exceptional service performance, the Company’s Compensation Committee and the Consultant will, within a reasonable time after the Commencement Date, agree a set of key performance criteria for the Consultant (KPIs).

The Company’s Compensation Committee, at their sole discretion, may approve incentive payments based upon the achievement of KPIs for the relevant financial year, to be payable after the end of the financial year.

3.	Invoices

Invoices for the Fees are to be provided by the Consultant to the Company on a monthly basis in 12 equal instalments.

4.	Payment of Fees and Expenses

The Consultant will be paid by the Company (in accordance with clause 12.3) on or before the 20th day of the month following receipt of the Consultant’s monthly invoice and expenses incurred under clause 4.3.

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